                                VOTING AGREEMENT


               This Agreement, dated the 14th day of December, 1993, is by and among SANTA FE ENERGY RESOURCES, INC., a Delaware corporation with its executive offices located at 1616 South Voss Road, Suite No. 1000, Houston, Texas 77057 ("SFER"), SFER PIPELINE, INC., a Delaware corporation and a wholly-owned subsidiary of SFER ("Pipeline"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey mutual insurance company with its executive offices located at 100 Mulberry Street, Newark, New Jersey 07102 ("Prudential Insurance"), PRUCO LIFE INSURANCE COMPANY, an Arizona corporation ("Pruco"), and PRUSUPPLY, INC., a Delaware corporation ("PruSupply" and, together with Prudential Insurance and Pruco, being collectively referred to herein as "Prudential").

                                R E C I T A L S:
                                ---------------
               WHEREAS, pursuant to that certain Agreement of Merger (the "Merger Agreement"), dated as of July 28, 1993, as amended, among Hadson Corporation ("Hadson"), SFER and Adobe Gas Pipeline Company, a wholly-owned subsidiary of Pipeline ("AGPC"), AGPC will be merged (the "Merger") with and into Hadson, and, pursuant to the Merger Agreement, Hadson will issue to Pipeline and Prudential (in addition to the other stockholders of Hadson) the number of shares of common stock, par value $0.01 per share, of Hadson (the "New Hadson Common Stock") specified in Section 2.7 of the Merger Agreement; and

               WHEREAS, as result of the Merger, Prudential will, among other things, receive the right to receive 97.27% of a beneficial interest in a trust (the "HP Trust") which will contain 4,983,180 shares of New Hadson Common Stock (the "Trust Shares") in exchange for its existing Class B Common Stock, approximately 756,104 shares of New Hadson Common Stock in exchange for its existing Class C Common Stock; 20,001 shares of New Hadson Common Stock in exchange for 300,000 shares of existing Hadson Common Stock; approximately 553,686 additional shares of New Hadson Common Stock, and the right to receive the remaining 2.73% of a beneficial interest in the HP Trust; and certain other consideration in exchange for its 7% Senior Cumulative Preferred Stock of Hadson; and

               WHEREAS, immediately upon the consummation of the Merger, Hadson will deposit the Trust Shares into the H/P Trust, a trust of which Prudential will be a beneficiary and Prudential






























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     will be entitled to direct the voting of certain of the Trust Shares;
     and

               WHEREAS, immediately upon the consummation of the Merger, the total number of members of the whole Board of Directors of Hadson (the "Board of Directors") will consist of eight persons divided into three classes, seven of such positions to be filled immediately after the Merger and the remaining position to be vacant pending selection by the Board of Directors of a Chief Executive Officer of Hadson, who is expected to fill such vacancy; and

               WHEREAS, in connection with the Merger each of SFER, Pipeline and Prudential have agreed, on the terms and subject to the conditions set forth herein, to vote for and to grant to the other party a proxy to vote the shares of New Hadson Common Stock held by them for certain nominees to the Board of Directors, all as more fully set forth in this Agreement;

               NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               1.   ELECTION OF DIRECTORS

               (a) During the term of this Agreement (as set forth in Section 5 hereof), at any time when one or more directors of Hadson are to be elected by stockholders, SFER will be entitled to designate, by written notice to Prudential, for election to Hadson's Board of Directors at such special or annual meeting of stockholders at which such directors are to be elected by the holders of shares of New Hadson Common Stock, or for election by written consent of such holders, to Hadson's Board of Directors, such number of persons as is necessary so that, after giving effect to the election of such person(s), all persons designated by SFER for election to Hadson's Board of Directors will represent fifty percent (50%) of the total number of persons constituting the whole Board of Directors immediately after such election, such designation to be effected in such a manner as to provide, subject to the terms of Hadson's certificate of incorporation and bylaws, as then amended and in effect, that at least one person designated by SFER pursuant to this
     Section 1(a) will be designated to serve as a member of each class of directors of the Board of Directors.

               (b) During the term of this Agreement, at any time when one or more directors of Hadson are to be elected by

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


     stockholders, Prudential will be entitled to designate by written notice to SFER, for election to Hadson's Board of Directors at such special or annual meeting of stockholders at which such directors are to be elected by the holders of shares of New Hadson Common Stock, or for election by written consent of such holders, to Hadson's Board of Directors, one person to serve as a member of Hadson's Board of Directors, such designation to be effected in such a manner as to provide that after giving effect to the election of such person, one person (and only one person) designated by Prudential for election to Hadson's Board of Directors will, subject to the terms of Hadson's certificate of incorporation and by-laws, as then amended and in effect, be a member of Hadson's Board of Directors serving in Class I of such Board.

               (c) Until the first to occur of (i) the date of the Annual Meeting of Stockholders of Hadson to be held in 1996 (the "1996 Annual Meeting"), (ii) the inability of Prudential and SFER, despite their respective reasonable best efforts in good faith, to agree upon a designee to fill a vacancy in the Hadson Board of Directors caused by the death, disability, retirement, resignation or removal of J. Michael Adcock (or a person theretofore designated pursuant to this Section 1(c) as a successor to Mr. Adcock (a "Successor")) prior to the 1996 Annual Meeting, and (iii) the termination of this Agreement, if at any time prior to the 1996 Annual Meeting a vacancy shall exist in Hadson's Board of Directors, which vacancy is caused by the death, disability, retirement, resignation or removal of Mr. Adcock or any Successor, Prudential and SFER will be entitled to jointly designate, by written notice acknowledged by both Prudential and SFER, for election to Hadson's Board of Directors at any special or annual meeting of stockholders at which directors are to be elected by the holders of New Hadson Common Stock, or for election by written consent in lieu of a meeting, which special or annual meeting or written consent is effective prior to the 1996 Annual Meeting, one person to serve as a member of Hadson's Board of Directors to fill such vacancy as a member of Class III of Hadson's Board of Directors until the 1996 Annual Meeting. The designation by Prudential and SFER in accordance with the preceding sentence shall be effected in such a manner as to provide, subject to Hadson's restated certificate of incorporation and bylaws, as then amended and in effect, that after giving effect to the election of such person, one person designated jointly by Prudential and SFER for election to Hadson's Board of Directors will be designated as a Class III member of Hadson's Board of Directors until the 1996 Annual Meeting (Prudential and SFER acknowledge that, upon consummation of the Merger, Mr. Adcock will constitute such a joint designee for purposes of this Section 1(c)). Notwithstanding the foregoing, Prudential and SFER acknowledge and agree that if a vacancy in Hadson's Board of Directors occurs prior to the 1996 Annual Meeting by reason of the death, disability, retirement, resignation or removal of Mr. Adcock (or a Successor) and if, despite the reasonable best efforts in good faith of Prudential and SFER, Prudential and SFER are unable within 45 days after such vacancy first occurs to jointly agree upon a Successor designee, each of Prudential and SFER shall be free to vote their respective shares of New Hadson Common Stock in favor of the person of their choice to fill such vacancy.

               (d) Each of SFER, Pipeline and Prudential agrees to vote the shares of New Hadson Common Stock held by it or by any of its Affiliates to call and attend any and all annual and special meetings of the Hadson stockholders at which directors are to be elected and to vote their respective shares of New Hadson Common Stock at such meeting or to execute and deliver written consents in connection with the election of directors by written consent of stockholders in lieu of a meeting in such a manner as to (i) elect its own designee(s) to the Board of Directors of Hadson as are designated in accordance with this Agreement, (ii) elect the designee(s) to the Board of Directors of Hadson of the other party hereto as are designated in accordance with this Agreement, and (iii) to elect any joint designee to the Board of Directors of Hadson as may be mutually agreed upon by SFER and Prudential pursuant to Section 1(c) hereof. SFER and Prudential will each cause the persons designated by it for election for the Board of Directors to timely provide to Hadson such information as is required in order to enable Hadson to fulfill its obligations pursuant to applicable requirements of the U.S. Federal securities laws.

               (e) Notwithstanding anything in this Agreement to the contrary, SFER, Pipeline and Prudential each expressly acknowledge that it is the intention of the parties hereto that this Agreement will become effective, and the parties will each take any and all necessary actions, so that the composition of the Board of Directors will be as contemplated by this Section 1 immediately following the consummation of the Merger.

               2.   VACANCIES

               If, as a result of death, disability, retirement, resignation, removal or otherwise there shall exist or occur any vacancy in any directorship on the Board of Directors which SFER or Prudential is individually, or which SFER and Prudential acting jointly, are entitled to designate under Section 1 above each party hereto agrees to use its reasonable best efforts to cause the remaining members of the Board of Directors to fill such vacancy with a candidate designated by SFER or Prudential by written notice to the other party or, in the case of a joint director designated in accordance with Section 1(c), by written notice acknowledged by both Prudential and SFER, as the case may be, so as to restore the composition of the Board of Directors to that contemplated by Section 1 above as promptly as practicable (provided, however, that any former director who was removed from office shall not thereafter be designated a director by either SFER or Prudential). Notwithstanding the foregoing, if the Board of Directors fails to fill such vacancy within five business days after being advised by SFER or Prudential or both such parties, as the case may be, of the designee for such vacancy, then each of SFER, Pipeline and Prudential agrees to take such action, including, without limitation, executing written consents or calling and voting at a special meeting of stockholders, as may reasonably be necessary to restore the composition of the Board of Directors to that contemplated by Section 1 above as promptly as practicable, but in no event later than 60 days (subject to applicable U.S. federal securities laws).

               3.   ADDITIONAL OBLIGATIONS OF SFER AND PRUDENTIAL

               During the term of this Agreement, Prudential and SFER shall use their respective reasonable best efforts to assure that the total number of directors constituting Hadson's whole Board of Directors remains an even number and is never less than six.

               4.   LIMITED IRREVOCABLE PROXIES

               (a) SFER and Pipeline, jointly and severally, hereby irrevocably designate and appoint Prudential, for and on behalf of SFER and Pipeline and in each of their names, places and stead, as each of their true and lawful proxy and attorney-in-fact to call any special meetings of Hadson's stockholders and to attend any and all annual and special meetings of the Hadson stockholders at which directors are to be elected and to vote, or to act by written consent in lieu of a vote or meeting, any and all shares of New Hadson Common Stock that SFER or Pipeline may own during the term of this Agreement
     (i) in such a manner as to cause the person designated by Prudential in accordance with Section 1(b) hereof and any person jointly designated by Prudential and SFER in accordance with Section 1(c) hereof, to be elected as members of Hadson's Board of Directors, (ii) against any amendment to Section 3.03 of the bylaws of Hadson in accordance with Article 7 of Hadson's restated certificate of incorporation as in effect immediately following the Merger and

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     against any proposed amendment to Article 7 of Hadson's restated
     certificate of incorporation, and (iii) to call a special meeting of stockholders if reasonably necessary under Section 2 hereof; provided, however, that the foregoing designation by SFER and Pipeline of Prudential as their attorney-in-fact and proxy is solely for the limited purposes of permitting Prudential to vote, or to act by written consent in lieu of a vote or meeting, such shares of New Hadson Common Stock in favor of the election of Prudential's designee to Hadson's Board of Directors as contemplated in Section 1(b) hereof and the person jointly designated by Prudential and SFER in accordance with Section 1(c) hereof, to vote, or to act by written consent in lieu of a vote or meeting, such shares against any amendment to
     Section 3.03 of the bylaws and any proposed amendment to Article 7 of the restated certificate of incorporation and to call a special meeting of the stockholders if reasonably necessary under Section 2 hereof, and may be exercised or otherwise utilized by Prudential at any meeting of Hadson's stockholders (or by written consent in lieu of a meeting) only if SFER or Pipeline fails or refuses to vote its shares of New Hadson Common Stock at such meeting, or to act by written consent in lieu of a vote or meeting, with respect to the matters for which proxies are granted hereunder.

               (b) Prudential hereby irrevocably designates and appoints SFER, for and on behalf of Prudential and in its name, place and stead, as Prudential's true and lawful proxy and attorney-in-fact to call any special meetings of Hadson's stockholders and to attend any and all annual and special meetings of the Hadson stockholders at which directors are to be elected and to vote (or in the case of any Trust Shares in which Prudential has a beneficial interest, to direct the trustee to vote such shares), or to act by written consent in lieu of a vote or meeting, any and all shares of New Hadson Common Stock that Prudential may own during the term of this Agreement, (i) in such a manner as to cause the persons designated by SFER in accordance with
     Section 1(a) hereof and the person jointly designated by Prudential and SFER in accordance with Section 1(c) hereof, to be elected as members of Hadson's Board of Directors, (ii) against any amendment to
     Section 3.03 of the bylaws of Hadson in accordance with Article 7 of Hadson's restated certificate of incorporation as in effect immediately following the Merger and against any proposed amendment to
     Article 7 of Hadson's restated certificate of incorporation, and (iii) to call a special meeting of stockholders, if reasonably necessary, under Section 2 hereof; provided, however, that the foregoing designation by Prudential of SFER as Prudential's attorney-in-fact and proxy is solely for the limited purposes of permitting SFER to vote, or to act by

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     written consent in lieu of a vote or meeting, such shares of New
     Hadson Common Stock in favor of the election of its designees to Hadson's Board of Directors as contemplated in Section 1(a) hereof and the person jointly designated by Prudential and SFER in accordance with Section 1(c) hereof, to vote, or to act by written consent in lieu of a vote or meeting, such shares against any amendment to
     Section 3.03 of the bylaws and any proposed amendment to Article 7 of the restated certificate of incorporation and to call a special meeting of the stockholders if reasonably necessary under Section 2 hereof, and may be exercised or otherwise utilized by SFER at any meeting of Hadson's stockholders (or by written consent in lieu of a meeting), only if Prudential fails or refuses to vote (or to direct the trustee under the Trust Agreement to vote) its shares of New Hadson Common Stock at such meeting, or to act by written consent in lieu of a vote or meeting, with respect to the matters for which proxies are granted hereunder.

               (c) Notwithstanding the terms of Sections 4(a) and (b) hereof, SFER, Pipeline and Prudential shall each be free at any time and from time to time to sell, transfer or otherwise dispose of any and all shares of New Hadson Common Stock that such person may own, and agree that the trustee may classify Trust Shares and may transfer and deliver Trust Shares to Prudential upon termination of the Trust, and to Hadson for cancellation, each in accordance with the Trust Agreement, and, upon any and each such sale, transfer or disposition (other than any sale, transfer or disposition to an Affiliate (as defined below) of SFER, Pipeline or Prudential, as the case may be), the proxy granted pursuant to Section 4(a) or (b) hereof in respect of the shares of New Hadson Common Stock so sold, transferred or otherwise disposed of shall terminate. For purposes hereof, Affiliate shall mean, with respect to a specified person, any person that directly or indirectly through one or more intermediaries, controls or is controlled by or under common control with the person specified.
     In furtherance of the foregoing, each of Pipeline, SFER and Prudential agrees not to transfer any shares of New Hadson Common Stock to an Affiliate unless the Affiliate becomes a party to this Agreement.

               (d) The proxies granted pursuant to Sections 4(a) and (b) hereof are personal and may not be transferred or assigned, in whole or in part (by operation of law or otherwise) to any other person or persons without the prior written consent of the party granting such proxy, except to an Affiliate of the party receiving such proxy.

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               (e)  Each of SFER and Pipeline represents and warrants to
     Prudential that (i) each of SFER and Pipeline has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable against it in accordance with its terms, and neither the execution and delivery of this Agreement nor the performance by SFER or Pipeline of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which SFER or Pipeline is a party or by which SFER or Pipeline is bound; (ii) consummation by each of SFER and Pipeline of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under any provision of law other than a filing on Form 13D or Form 13G or any other form that may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iii) upon consummation of the Merger, each of SFER and Pipeline will have the power and right to vote all of the shares of New Hadson Common Stock that it will receive upon consummation of the Merger as contemplated herein.

               (f) Prudential represents and warrants to SFER and Pipeline that (i) Prudential has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable against it in accordance with its terms, and neither the execution and delivery of this Agreement nor the performance by Prudential of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Prudential is a party or by which Prudential is bound; (ii) consummation by Prudential of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under any provision of law other than a filing on Form 13D or Form 13G or any other form that may be required under the Exchange Act; and (iii) upon consummation of the Merger, Prudential will have the power and right to vote all of the shares of New Hadson Common Stock that it will receive upon consummation of the Merger, and will have the power and right to direct the Trustee to vote the Trust Shares with respect to which Prudential is the beneficial owner.

               (g) SFER, PIPELINE AND PRUDENTIAL EACH AGREES THAT THE PROXIES AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED PURSUANT TO SECTIONS 4(a) AND (b) HEREOF HEREBY ARE IN EACH CASE COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE GRANT AND POWER, AND THEREFORE ARE IRREVOCABLE.

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               5.   TERM

               This Agreement shall be effective immediately upon consummation of the Merger (the date thereof, the "Effective Date"), and continue for a term of 10 years, provided that this Agreement shall earlier terminate at such time as Prudential no longer beneficially owns (as defined in Rule 13d-3 under the Exchange Act) at least 756,100 shares of the New Hadson Common Stock.

               6.   SPECIFIC PERFORMANCE

               Each of SFER, Pipeline and Prudential acknowledges that:

               (a) the actions to be taken by it under the provisions of this Agreement are of a special character;


               (b) such actions are impossible or impracticable to replace;

               (c) the other parties to this Agreement may be damaged if the provisions hereof are not specifically enforced; and

               (d) the award of monetary damages may not adequately protect any party in the event of a breach hereof by any other party or parties.

     By virtue thereof, each of SFER, Pipeline and Prudential agrees and consents that if it breaches any of the provisions of this Agreement, the injured party or parties, in addition to any other rights and remedies available under this Agreement or otherwise, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the breaching party from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.

               7.   MISCELLANEOUS

               (a)  Governing Law.  Except to the extent that the matters
                    -------------
     set forth herein are governed by the Delaware General Corporation Law (the "Delaware Act"), in which case such matters shall be governed by and construed in accordance with the

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     Delaware Act, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles governing conflicts of law.

               (b)  Amendment; Termination.  This Agreement cannot be
                    ----------------------
     amended or terminated orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, amendment, modification or discharge is sought.

               (c)  Execution in Counterparts.  This Agreement may be
                    -------------------------
     signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

               (d)  Severability.  If any term, provision, covenant or
                    ------------
     restriction of this Agreement, or the application thereof to any circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

               (e)  Notices.  All communications provided for herein shall
                    -------
     be in writing, and shall be addressed to the relevant party at the following addresses:

                    (i)  if to SFER or Pipeline, at:

                         Santa Fe Energy Resources, Inc.
                         1616 South Voss Road
                         Suite No. 1000
                         Houston, Texas  77057
                         Attn:  Senior Vice President/General
                         Counsel
                         Fax No.:  (713) 268-5341

                    (ii) if to Prudential, at:

                         Prudential Capital Group
                         100 Mulberry Street
                         Gateway Center 4, 10th Floor
                         Newark, New Jersey 07102
                         Attn:     Joseph Y. Alouf
                                   Vice President
                         Fax No.:  (201) 802-2333
                              cc: Jack L. Pfeilsticker























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               (f)  Entire Agreement; Headings.  This Agreement embodies
                    --------------------------
     the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understanding relating to the subject matter hereof. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              SANTA FE ENERGY RESOURCES,
                               INC.


                              By: /s/ J.L. Payne
                                  --------------------------
                                  Name:  J.L. Payne
                                  Title: President


                              SFER PIPELINE, INC.


                              By: /s/ J.L. Payne
                                  --------------------------
                                  Name:  J.L. Payne
                                  Title: President


                              THE PRUDENTIAL INSURANCE
                               COMPANY OF AMERICA


                              By: /s/ David Descalzi
                                  --------------------------
                                  Name:  David Descalzi
                                  Title: Vice President


                              PRUCO LIFE INSURANCE
                               COMPANY


                              By: /s/ David Descalzi
                                  --------------------------
                                  Name:  David Descalzi
                                  Title: Vice President

























                                       11
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                              PRUSUPPLY, INC.


                              By: /s/ Judith Somerstein
                                  --------------------------
                                  Name:  Judith Somerstein
                                  Title:  Vice President



































































                                       12